UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 13, 2006

U-Store-It Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32324	20-1024732
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6745 Engle Road, Suite 300, Cleveland, Ohio		44130
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-234-0700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bonus for Chief Executive Officer

On December 13, 2006, the Compensation Committee of the Board of Trustees approved a cash award of $175,000 to Dean Jernigan, President and Chief Executive Officer of the Company, in accordance with his Employment Agreement. The award is in partial payment of Mr. Jernigan’s bonus for 2006 performance. The Compensation Committee will set the balance of Mr. Jernigan’s bonus for 2006 in early 2007.

Trustee Deferred Compensation Plan

On December 13, 2006, the Board of Trustees approved the U-Store-It Trust Trustee Deferred Compensation Plan (the "Plan") and, in that connection, suspended new deferrals under the Deferred Trustees Plan, the former deferred compensation plan for Trustees.

The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The Company is the Plan Administrator.

Pursuant to the Plan, the Board of Trustees designated non-employee Trustees of the Company and Robert J. Amsdell, Chairman of the Company, as eligible participants. Eligible participants may elect each plan year to defer all or a portion of their compensation and have such amounts credited to accounts until distributed in accordance with the Plan and the participants’ distribution elections. The distribution accounts consist of a retirement distribution account for distributions of deferred compensation following retirement (the "Retirement Distribution Account") and one or more in-service distribution accounts for distributions of deferred compensation during the participant’s continued service with the Company (the "In-Service Distribution Accounts"). Each distribution account will be credited with the returns of the investment options selected by the participants, which include investment options that are available in the U-Store-It Mini Warehouse Co. 401(k) Retirement Savings Plan (the "401(k) Plan"), or such other investment fund(s) as the Compensation Committee may designate from time to time. Participants may allocate balances in their distribution accounts among the investment options in whole percentages of not less than one percent.

Elections to defer compensation under the Plan for a new plan year must be received by the Company not later than the close of the preceding taxable year in order to be effective, and are irrevocable as of the first day of the plan year (or other period) to which it relates, except that (i) in the case of a hardship distribution, the election may be cancelled for the remainder of the plan year, and (ii) a participant who has elected a lump sum distribution from the Retirement Distribution Account may make a subsequent election to delay commencement of payment of such amount for a period of five years from the date such payment would otherwise have been made. In the case of newly eligible participants, the election to participate must be made within 30 days of first eligibility in order to be effective in that plan year. In the case of any performance-based compensation for services performed over a period of 12 months, an election may be made no later than six months before the end of the performance period.

Distributions from the In-Service Distribution Accounts will be made in one lump sum or in annual installments over two, three, four or five years as elected by the participant, and will commence no later than February 28 of the plan year elected by the participant, except that participants may not elect distribution of compensation earned in a plan year that is less than two years prior to the plan year elected for distribution. In the event of discontinuation of service as a Trustee, other than for reasons of death, prior to the date distributions would otherwise be made, benefits in the In-Service Distribution Accounts will be distributed as elected by the participant at the time the election was made.

Upon retirement, benefits in the Retirement Distribution Account will be paid in a lump sum or in annual installments over five, 10 or 15 years as elected by the participant (unless the account balance does not exceed $10,000, in which case distribution will be made in a lump sum), and will commence on the later of (i) the 60th day after the participant retires from the Company, or (ii) the year following the participant’s attainment of age 65 (or other elected age less than age 65). Upon discontinuation of service as a Trustee for reasons other than retirement or death, benefits in the Retirement Distribution Account will be paid in a lump sum 60 days following discontinuation of service.

In the event of death prior to commencement of distribution from either the Retirement Distribution Account or the In-Service Distribution Accounts, benefits under the Plan shall be payable to a participant’s beneficiary either in a lump sum or in the manner elected by the participant at the time the deferral election was made. In the event of death after annual installment distributions have commenced from either the Retirement Distribution Account or the In-Service Distribution Accounts, any remaining installments shall continue to be paid in annual installments to the participant’s beneficiary.

A copy of the Plan will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-Store-It Trust

December 19, 2006	By:	Kathleen A. Weigand

Name: Kathleen A. Weigand
Title: Executive Vice President, General Counsel and Secretary